Exhibit 99.1

Press Release

Innovative Solutions & Support, Inc. Announces 144% Increase in 2nd Quarter Net Income.

Exton, PA.—(BUSINESS WIRE)—April 20, 2005—Innovative Solutions & Support, Inc. (NASDAQ:ISSC-news) today announced the following record results for the 2nd quarter and for the Fiscal Year-To-Date Periods ended March 31, 2005:

Q2 FY 2005
*	Sales	up 74% to a record $19.0 million.
*	Net income	up 144% to a record $6.3 million.
*	EPS, diluted	up 132% to a record $0.51 a share

Year-To-Date FY2005
*	Sales	up 96% to a record $38.0 million
*	Net Income	up 198% to a record $12.5 million
*	EPS, diluted	up 191% to a record $1.02 a share
*	Cash Flow	Record $10.5 million
*	Backlog	up 9% to 29.4 million

Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

A Company spokesperson commented: “In both the 1st and 2nd quarters we experienced very strong demand for our Air Data equipment. As compliance for Domestic Reduced Vertical Separation Minimum (DRVSM) passed the mandatory compliance date of January 20, 2005, demand continued unabated through quarter two. As expected, demand for our Air Data equipment continues beyond the compliance date as a result of as many as 3,700 delayed DRVSM installations. According to a January 10, 2005 article in Aviation Week & Space Technology magazine, ‘only 6,100 business jets or 62% of the eligible fleet have been outfitted’.”

“As a result of the DRVSM opportunities discussed above, second quarter results were supported by continued demand for DRVSM products well after the mandatory implementation date of January 20, 2005. This contributed to record sales and record earnings per share in the first half of $38 million and $1.02 per share, respectively. EPS in the first half of this year exceeded EPS for the entire prior year by $0.02. The third quarter continues to show strong demand for developing orders for the Flat Panel product and creates optimism for a strong transition into the fourth quarter of FY05 and first quarter of FY06”.

The recent activity in Flat Panel orders and the FAA TSO Approval to the latest safety guidance, strengthens our optimism for a robust product demand in corporate aviation. A major modification center has placed significant initial orders for King Air Flat Panel Display Systems.  Over 6000 King Airs have been produced.

In the military market, we have recent orders from our 3rd C-130 customer and are expecting orders from our 4th customer.  There are in excess of 1000 candidates for the IS&S C130 flight deck

In the commercial market, IS&S has been notified of its selection to upgrade the primary flight and navigation displays for several specialized commercial air transport cockpits.

At the 10:00 am Conference Call on Thursday, April 21, 2005 management will provide an upwardly revised outlook for quarter 3 and quarter 4.

The General Aviation market (business jets) currently represents the largest demand for DRVSM solutions. In this market, Innovative Solutions is a leading supplier of Air Data equipment with certified solutions for Falcon, Cessna Citation, Learjet, Gulfstream, Sabreliner, Raytheon King Air, Beechjet, Westwind, Hawker and Challenger business aircraft. The Company also has certified solutions for a wide variety of commercial air transport aircraft including DC-8’s, DC-9’s, B-707’s, B-727’s and B-737’s, and Military aircraft including A-10’s, KC-135’s, RC-135’s and C-130’s.

The company will host a conference call tomorrow morning, April 21, 2005 at 10:00 am local time (EST) to discuss these results and our business outlook. Please call in to participate at (888) 792-8459. Also, our web site (www.innovative-ss.com) will carry the conference call live and have it available for subsequent listening for a period of 30 days.  Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) designs, manufactures and markets Air Data flight information computers, Flat Panel display systems and advanced monitoring systems that measure and display critical flight information.  This includes data relative to aircraft separation, airspeed and altitude as well as fuel measurements.

Certain matters discussed in this news release, including operating and financial results for future periods, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, either better or worse, from those discussed including other risks and uncertainties reflected in the Company’s prospectus and Form 10-K annual report on file with the SEC.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions & Support, Inc.

Balance Sheet

	Actual September 30, 2004	Actual March 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,867,167	$76,350,457
Accounts receivable	5,003,100	6,449,260
Inventories	5,191,628	5,320,820
Deferred income taxes	984,111	984,111
Prepaid expenses	665,276	642,840
Total current assets	77,711,282	89,747,488

Property and equipment, net	9,620,231	9,452,201

Other assets	137,114	131,115

TOTAL ASSETS	$87,468,627	$99,330,804

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of note payable	$100,000	$100,000
Current portion of capitalized lease obligation	7,257	7,257
Accounts payable	1,696,247	1,192,322
Accrued expenses	4,754,641	3,927,562
Deferred revenue	526,023	557,219
Total current liabilities	7,084,168	5,784,360

Note payable	4,235,000	4,235,000
Capitalized lease obligation	20,681	16,937
Deferred revenue	261,934	226,699
Deferred income taxes	411,857	411,857

SHAREHOLDERS’ EQUITY:
Common stock	13,515	11,867
Additional paid-in capital	48,712,289	38,834,503
Retained earnings	37,342,940	49,809,581
Treasury stock	(10,613,757)	—
Total shareholders’ equity	75,454,987	88,655,951

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$87,468,627	$99,330,804

Innovative Solutions and Support, Inc.

Statement of Operations

	Three months ended		Six months ended
	March 31,		March 31,
	2004	2005	2004	2005

Revenues	$10,895,287	$19,001,021	$19,418,623	$37,979,825

Cost of Sales	3,662,841	5,777,273	7,144,252	11,959,415

Gross profit	7,232,446	13,223,748	12,274,371	26,020,410

Research and development	1,488,893	1,548,468	2,498,169	2,819,999
Selling, general and administrative	1,869,484	2,303,928	3,510,103	4,332,395

Operating income	3,874,069	9,371,352	6,266,099	18,868,016

Interest income	117,204	428,325	229,875	711,575
Interest expense	(31,148)	(39,395)	(63,003)	(79,134)

Income before income taxes	3,960,125	9,760,282	6,432,971	19,500,457

Income tax expense	1,386,044	3,486,443	2,251,540	7,033,815

Net Income	$2,574,081	$6,273,839	$4,181,431	$12,466,642

Net Income per Common Share
Basic	$0.22	$0.53	$0.36	$1.05
Diluted	$0.22	$0.51	$0.35	$1.02

Weighted Average Shares Outstanding
Basic	11,513,478	11,854,638	11,462,771	11,844,643
Diluted	11,862,085	12,210,986	11,819,584	12,195,386